EXHIBIT 10.42

Portions Subject to Confidential Treatment Request Under Rule 406

SALES AND MARKETING AGREEMENT

BETWEEN

VGX PHARMACEUTICALS, INC.

(VGX)

AND

VGX INTERNATIONAL

(VI)

SALES AND MARKETING AGREEMENT

This Sales and Marketing Agreement (“AGREEMENT”) is between VGX Pharmaceuticals, Inc. (“VGX”), a Delaware corporation, with offices located at 450 Sentry Parkway, Blue Bell, Pennsylvania 19422, and VGX International (“VI”), a corporation having an address of Jung-Hun Building, #701, 944-1 Daechi 3-Dong, Gangnam-gu, Seoul, Korea.

A. Whereas VGX controls certain intellectual property related to VGX-1027 (3-phenyl-4,5-dihydro-5-isoxazoleacetic acid) a drug for treating a variety of diseases including Rheumatoid Arthritis (hereinafter referred to as “VGX-1027 for RA”) currently in Phase I clinical trials in the US;

B. Whereas VGX and VI desire to enter into an agreement for exclusive rights to sell and market VGX-1027 for RA in Asia (excluding Japan), and Africa and the Middle East.

C. Whereas VGX provides VI with the right to first negotiate an exclusive marketing and sales agreement in Japan.

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties hereby agree as follows:

1.                                       DEFINITIONS

1.1         CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.2         CALENDAR YEAR means each 12-month period beginning on January 1.

1.3         EFFECTIVE DATE means the date on which VI and VGX have both fully executed this AGREEMENT.

1.4         FAIR MARKET VALUE means the cash consideration which VGX or VI thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.5         NET SALES is defined as the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to VI for VGX-1027 for RA by sale or other mode of transfer, less all qualifying costs directly attributable to such sales, which are made, made for, used or sold by VI, its agents, employees and/or independent contractors.

1.6         SALE means any bona fide transaction for which consideration payment is received or expected for the sale, use, or other disposition of VGX-1027 for RA to an unrelated third party.  A SALE of VGX-1027 for RA shall be deemed completed at the time VI, its agents, or its contractors receive payment for such VGX-1027 for RA.

1.7         TERRITORY means countries in Asia (excluding Japan), and Africa and the Middle East.

2.                                       FEES AND ROYALTIES

2.1         Fees and Royalties.

2.1.1                VGX agrees to waive upfront fees.

2.1.2                As a partial consideration of the exclusive rights granted to VI, VI shall pay for developmental costs incurred and charged by third-party organizations or persons providing services to properly initiate and complete Phase I clinical trials for VGX-1027. These development costs include preclinical toxicity tests, completion of lab work, payments for non-VGX personnel at clinical study sites working on the trial, and creation of case report forms, IND preparation and filing and support costs, API and placebo manufacturing costs, fill/finish/encapsulation/packaging/labeling and shipment costs, statistical analysis and data management, and pharmacokinetic analysis of drug levels.  In return, VGX will be responsible for all direct internal costs (including salaries. supplies, and overhead costs) of program managers, R&D scientists, clinical scientists and other support staff involved in the overseeing and management of product and Phase I clinical development processes for VGX-1027. VI shall have rights to access and to reference data from Phase I clinical studies.

2.1.3                In further consideration of the exclusive rights granted to VI, VI shall pay to VGX, on a quarterly basis, a royalty of ****** of the NET SALES, which is sold by VI, its agent(s), and/or independent contractor(s) of VI for a period of ten (10) years from the date of the first SALE of  VGX-1027 for RA in any country covered in the TERRITORY or until such time as the related patent protection expires in such country, whichever is the later to occur.

2.1.4                In further consideration of the exclusive rights granted to VI, VI shall pay to Ganial Immunotherapeutics, Inc. (hereinafter referred to as “GIT”), on a quarterly basis, a royalty of ****** of the NET SALES of each VGX-1027 for RA, which is sold by VI and any agent(s) and/or independent contractor(s) of VI for a period of ten (10) years from the date of the first SALE of VGX-1027 for RA, in any country covered by such patent issuance or until such time as the related patent protection  expires in such country, whichever is the later to occur.

2.2         Diligence and Milestone Fees.

2.2.1                As a partial consideration of the exclusive rights granted to VI, VI agrees to pay the following milestones.

Due Date	Payment
Upon initiation of Phase II clinical trials for VGX-1027 for RA	$1,500,000

Upon initiation of Phase III clinical trials for VGX-1027 for RA	$3,000,000

Upon NDA submission for VGX-1027 for RA in the US or any country in the TERRITORRY	$3,000,000

Upon NDA approval for VGX-1027 for RA in the US or any country in the TERRITORRY	$5,000,000

2.3                   Currency, Payment Method: All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to VGX under this AGREEMENT shall be made in United States dollars by check or wire-transfer.  If VI receives revenues from SALES of VGX-1027 for RA in currency other than United States Dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

2.4                   Late Payments: If VI fails to pay on the due date any amount which is payable under this Agreement, then, without prejudice to other sections of this Agreement, that amount shall bear interest compounded quarterly from the due date until payment is made in full, both before and after any judgment, at an annual rate of four (4) percentage points above the prime commercial lending rate quoted by Citibank, New York, NY on the day payment was due, until paid.

2.5                   Right to First Negotiate in Japan:  During the time period from the Effective Date and the completion of final Phase II clinical studies, VI shall have the right to first negotiate an exclusive sale and marketing agreement to sell VGX-1027 for RA in Japan.

3.                                       CONFIDENTIALITY

3.1         CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within thirty (30) days of disclosure and marked confidential.

3.2         Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party during the term of this AGREEMENT and for five (5) years after the date of termination of this AGREEMENT.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this AGREEMENT.  The foregoing obligation shall not apply to:

3.2.1                information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless  independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records; and

3.2.2                information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure; and

3.2.3                information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

3.2.4                information, which the disclosing party permits, in writing, the receiving party to publicly disclose.

If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

Note: Confidential information shall not be disclosed to third party and this rule shall apply to both VGX and VI. This is particularly true for process development data.

4.                                       TERM AND TERMINATION

4.1         This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the earlier of: (a) expiration of the last-to-expire patent or (b) twenty (20) years after the EFFECTIVE DATE.

4.2         VI may terminate this AGREEMENT (a) upon sixty (60) days written notice to VGX, if the sale or other exploitation of the VGX-1027 for RA becomes technologically or commercially unfeasible; or (b) upon sixty (60)-days written notice to VGX, and by doing all of the following:

4.2.1                ceasing to make, have made, use, import, sell and offer for sale VGX-1027 for RA; and

4.2.2                paying all monies owed to VGX up to the date of the termination excluding any future obligation under this AGREEMENT.

4.3         VGX may terminate this AGREEMENT, upon sixty (60)-days written notice to VI, if any of the following events of default (“Default”) occur:

4.3.1                VI is more than ninety (90) days late in paying to VGX royalties, expenses or any other monies due under this AGREEMENT and VI does not immediately pay VGX in full any amounts due upon demand; or

4.3.2                VI experiences a Trigger Event (defined below);

4.3.3                VI materially breaches this AGREEMENT and does not cure the material breach within sixty (60) days after the receipt of the written notice of such breach;

4.3.4                VI fails, within a reasonable period of time, to make a good faith effort to establish the necessary marketing and sales organization to achieve commercially reasonable sales of VGX-1027 for RA in the TERRITORY.

4.3.5                VI fails, within two years from regulatory approval of VGX-1027 for RA in a country in the TERRITORY, to have established, or to be substantially in the process of having established, the necessary marketing and sales organization in said country.

4.4         “Trigger Event” means any of the following if VI:

4.4.1.1               becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

4.4.1.2               is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

4.4.1.3               makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

4.4.2                If proceedings under any International law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VI;

4.4.3                If any order for relief is entered relating to any of the proceedings described in Sections 4.4.2 ;

4.4.4                If VI shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

4.4.5                If VI shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 4.4.2, 4.4.3, 4.4.4.

4.4.6                In the event of a “change in control” of VI, VI shall promptly notify VGX of such change in control and VGX shall be permitted to terminate this Agreement at VGX’s option.  A “change of control” means a change in the direct or indirect power to direct or cause the direction of the management and policies of VI, whether through ownership or voting securities, by contract, or otherwise

4.5         The provisions of Sections 4.3 and 4.4 shall apply to a Default of, or a Trigger Event experienced by, any agents and/or contractors of VI ‘s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the agents and/or contractors(s) cause VI to fail to meet its diligence obligations under Section 2.2.

4.6         In the event of a termination under Section 4.1 or 4.3, all duties of VGX (other than under Sections 4.11) and all rights (but not duties) of VI (other than under Section 4.11) under this AGREEMENT immediately terminate without the necessity of any action being taken either by VI or by VGX, provided, however, that in no event shall the foregoing be construed to obligate VI to pay any amounts accruing under Sections 2.1  after the date of termination except under Section 4.10.  Upon and after any termination of this AGREEMENT, the rights covered by this AGREEMENT for VI and any agents and/or contractors thereof to manufacture, sale, marketing, importation and/or distribution of VGX R&DPRODUCT(s) shall terminate on the same date of the termination of the AGREEMENT, except otherwise specified in this AGREEMENT or agreed upon by both parties.

4.7         Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

4.8         Upon termination of this AGREEMENT under section 4.2 and 4.3, VI shall cause physical inventories to be taken as soon as commercially practicable and in any event no later than sixty (60) days after termination of: (a) all completed VGX-1027 FOR RA on hand, under the control of VI, its agents, or contractors thereof; and (b) such VGX-1027 FOR RA as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be recorded in writing.  VI shall deliver copies of such written inventories, verified by an officer of VI, forthwith to VGX.  VGX shall have forty five (45) days after receipt of such verified inventories within which to challenge the physical inventory and request an audit thereof.

4.9         Upon termination of this AGREEMENT under section 4.1, VI shall pay all monies owed to VGX up to the date of the termination.

4.10             Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 4.3.1 or 4.3.2, VI shall have a period of six (6) months to sell off its inventory of VGX-1027 for RA existing on the date of termination of this AGREEMENT and shall pay royalties to VGX with respect to such VGX-1027 for RA within thirty (30) days following the expiration of such six-month period.

4.11             Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.  In addition, the provisions of Articles 2, 3, 4, 5, 6, 7, and 8 shall survive such termination.

5.                                       REPRESENTATIONS AND WARRANTIES OF VGX AND VI; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

5.1         VGX represents and warrants to VI that:

5.1.1                VGX has the full authority to execute and deliver this AGREEMENT.

5.1.2                To best of VGX’s knowledge, there are no pending or threatened suits, claims, or actions of any type whatsoever against VGX with respect to the VGX-1027 for RA.

5.1.3        All necessary corporate authorizations, consents and approvals which are necessary or required for VGX to enter into this AGREEMENT have been duly obtained.

5.1.4        To the best of its knowledge, the entering into of this AGREEMENT by VGX will not (i) violate any Applicable Law or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of VGX, under its organizational documents.

5.2           VI represents and warrants to VGX that:

5.2.1  all necessary corporate and other authorizations, consents, and approvals which are necessary or required for VI to enter into this AGREEMENT have been duly obtained.

5.2.2  to the best of its knowledge the entering into of this AGREEMENT by VI will not (i) violate any Applicable Law or any applicable ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of VGX under its organizational documents.

5.2.3  VI shall not, during the course of any manufacturing, marketing, using or selling by it of VGX-1027 FOR RA, engage in any act which results in VGX-1027 for RA being adulterated or misbranded within the meaning of Applicable Law.

5.2.4  VI shall comply with all Applicable Law related to their importation, manufacture, use or sale of VGX-1027 for RA in the TERRITORY.

5.2.5  to the best of its knowledge, VGX-1027 for RA, and its manufacture, use or sale by VI and/or its Affiliates, will not violate any patents, patent rights, copyrights, confidential information or trade secrets of any other person.

5.2.6  VI shall, and shall obligate its Affiliates, subcontractors, joint venture partners, and any other person or entity performing services under this AGREEMENT to substantially comply with all of the terms in this AGREEMENT, including confidentiality provisions, and comply all their operations relating to VGX-1027 for RA with all Applicable Laws in the TERRITORY.

5.2.7  VI shall use its best efforts to prevent sales of VGX-1027 for RA outside of the listed VI TERRITORY above.  Breach of this clause shall be considered a material breach of this AGREEMENT.

THE WARRANTIES CONTAINED IN THIS SECTION 5.1 and 5.2 ARE THE EXCLUSIVE WARRANTIES MADE BY THE PARTIES IN RESPECT TO VGX-1027 FOR RA, AND ALL OTHER WARRANTIES RELATING THERETO, EXPRESSED, STATUTORY OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND MERCHANTABILITY ARE HEREBY WAIVED AND EXCLUDED.

5.3  VGX shall defend and indemnify and hold VI (and its respective officers, directors and employees) harmless against any and all Losses, arising out of, relating to, based on, or caused by (A) the breach by VGX of any representation or warranty contained in this AGREEMENT, (B) a claim that the formulation or manufacture of the VGX-1027 for RA by VGX for VI or other activities of VGX under this AGREEMENT infringe on the patent or other intellectual property rights of a third party, (C) any governmental or regulatory action arising out of VGX, or (D) any negligence or intentional misconduct by VGX in connection with performing its obligations under this AGREEMENT, in each case except to the extent that such Losses arise from or are aggravated in any substantial respect by the negligent acts of or failure to act by VI or its agents and/or contractors.  VI will promptly notify VGX of any such Losses which come to VI’s attention, but failure to do so will not relieve VGX of its indemnification obligations under this Section 5.3 except to the extent any such delay results in a material prejudice to VGX.  Notwithstanding anything to the contrary in this AGREEMENT, VGX shall not be liable for any Losses to the extent that the Losses suffered by VI (and its officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

5.4  VI shall defend and indemnify and hold VGX (and its affiliates, including its agents and/or contractors, and their respective officers, directors and employees) harmless against any Losses, arising out of, relating to, based on, or caused by (A) the breach by VI of any representation or warranty contained in this AGREEMENT or (B) any negligence or intentional misconduct by VI in connection with performing its obligations under this AGREEMENT, in each case except to the extent that such Losses arise from or are aggravated by the negligent acts of or failure to act by VGX, its agents and/or contractors.  VGX will promptly notify VI of any such Losses which come to VGX’s attention, but failure to do so will not relieve VI of its indemnification obligations under this Section.

6              RETENTION BY VI AND ACCESS TO RECORDS

6.1           Records:             VI shall keep records in accordance with customary accounting practices and in sufficient detail showing the amount of VGX-1027 for RA sold or otherwise transferred to third parties to permit the determination of royalties due to VGX.  VI shall keep complete records related to activities such that records shall be in sufficient detail to enable the Royalties payable hereunder by VI to be clearly and fully determined.  VI further agrees to permit its books and records, including without limitation such books and records relating to VI’s parties, agents, etc, to be examined no more than once in any two consecutive Calendar Quarters to verify the reports provided under this Agreement, such confidential examination to be made at VGX’s discretion by either: (i) an independent auditing firm appointed by and at the expense of VGX, which firm shall be reasonably acceptable to VI, or (ii) VGX’s internal auditors.  Such records shall be kept and examination thereof shall be limited to a period of time no more than three (3) Calendar Years after the close of the fiscal year to which the records pertain.  In the event that VI shall include a VI’s partner to the extent permitted hereunder, VI shall (a) cause such VI partner to incorporate audit rights in favor of VGX substantially identical to the provisions of this Section 6.1 , and (b) use commercially reasonable efforts to enforce such audit rights with respect to such VI’s partner.

6.2  Financial Information.  VI shall provide to VGX (a) annual audited financial statements and (b) such other quarterly financial statements as may be prepared by or on behalf of VI, within ninety (90) days, subject to assumption by VGX of customary and reasonable confidentiality obligations regarding such information.

7              Insurance:  Prior to commencement of any commercial product sales, VI will procure and maintain, at its own expense and for its own benefit, Product Liability insurance having a bodily injury, death, and property damage combined single limit of at least U.S. $5,000,000 per occurrence.  If the above-mentioned policy or the limit is not available in any of the countries in the listed TERRITORY, VI agrees to use its best efforts to procure the best policy and limit available in such countries.

7.1  VI will furnish VGX a certificate(s) from an insurance carrier or showing all insurance set forth above.  The certificate(s) will include the following statement:  “The insurance certified hereunder is applicable to contracts between VGX. and the Insured.  This insurance may be canceled or altered only after thirty (30) days written notice to VGX.”  The insurance will be endorsed and the certificate(s) will confirm that the insurance (1) names VGX. and its affiliates as additional insureds with respect to matters arising from this Agreement; (2) provides that such insurance is primary and non-contributing to any liability insurance carried by VGX; and (3) provides that underwriters and insurance companies of VI may not have any right of subrogation against VGX and its affiliates.  The insurance will contain no more than a typical industry deductible.

7.2  VI agrees to waive any right of recovery against VGX, and its affiliates for any loss or damage of the type covered by the insurance to be procured and maintained under this Agreement regardless of whether or not such insurance is so maintained.  Failure of any of the terms and conditions of the Insurance provision will be deemed a material breach of this Agreement.

8              ADDITIONAL PROVISIONS

8.1  Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between VGX and VI, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

8.2  VI is not permitted to assign this AGREEMENT or any part of it to any person or entity, either directly or by operation of law, without the prior written consent of VGX in its sole discretion.  However, VI has the rights to contract out the manufacturing of the VGX-1027 FOR RA covered in this AGREEMENT and rights to establish sales and marketing partnership with a third party.  In case any product covered in this AGREEMENT is sold by a marketing partnership, VI shall have the responsibility to pay royalty that is calculated on the bases of the combined net sales of VI and its marketing partners. No assignment relieves VI of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

8.3  A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

8.4  Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by internationally recognized express couriers (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for VGX:

VGX Pharmaceutical, Inc.

450 Sentry Parkway East

Blue Bell, PA 19422

Attention: Chief Executive Officer

If for VI:

VGX International

Jung-Hun Building, #701

944-1 Daechi 3-Dong

Gangnam-gu, Seoul, Korea

Attention: Vice President

Either party may change its official address upon written notice to the other party.

8.5  This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the either federal or state courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.  The parties agree to accept original service of complaint via internationally recognized courier with receipt confirmation.  Also, the parties agree to waive the Hague Convention requirements relating to translation of certain documents to applicable foreign language which in this case is Korean.

8.6  VI shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.

8.7  If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

8.8   Fees:  Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

8.9  This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

VGX INTERNATIONAL, INC.		VGX PHARMACEUTICALS, INC.

By:	/s/ Bryan Kim	By:	/s/ Kevin W. Rassas

Name:	Bryan Kim	Name:	Kevin W. Rassas

Title:	Vice President	Title:	Senior Vice President

Date:	2/28/08	Date:	2/28/08